Exhibit 99.1
News Release

Media Contacts:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
Gail K. Warner +1 704 423 7048	2730 West Tyvola Road
Investor Contact:	Charlotte, NC 28217-4578
Paul Gifford +1 704 423 5517	Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com
Goodrich Announces 87 Percent Increase in Fourth Quarter 2005 Net Income per Diluted Share, Announces Fourth Quarter and Full Year 2005 Results and Reiterates 2006 Outlook Ranges
•	Fourth quarter 2005 net income per diluted share was $0.56, an 87 percent increase over fourth quarter 2004 net income per diluted share

•	Fourth quarter 2005 sales of $1,398 million increased 11 percent over fourth quarter 2004, reflecting sales growth in all segments and commercial original equipment and aftermarket market channels

•	Airframe Systems segment operational performance improved during fourth quarter 2005

•	Full year 2005 net income per diluted share was $2.13, on sales of $5,397 million

•	Full year 2006 outlook ranges are unchanged. Sales expected to be toward the upper end of the $5.6 — $5.7 billion range, net income expected to be $2.20 — $2.40 per diluted share
CHARLOTTE, NC, Feb. 2, 2006 – Goodrich Corporation announced results today for the fourth quarter and full year 2005, and reiterated its full year 2006 outlook ranges.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer, said, “During the fourth quarter we continued to see strong sales growth, and we began to see improved margins from our Airframe Systems segment. Overall, our performance in 2005 was very good, and we expect to see increased sales and net income in 2006 as we continue to focus on operational excellence.”
“As we discussed at our investor conference in December 2005, our goal during the current commercial aircraft delivery cycle is to take advantage of our excellent market positions to enhance value through good top line growth while improving margins and cash flow. Accomplishing this goal should provide us with sustainable income growth beyond the peak of the cycle,” Larsen continued.

Fourth quarter 2005 compared to fourth quarter 2004
Goodrich reported fourth quarter 2005 net income of $70 million, or $0.56 per diluted share, on sales of $1,398 million. This compares to fourth quarter 2004 net income of $37 million, or $0.30 per diluted share, on sales of $1,254 million. The improved results were primarily due to increased sales for commercial aerospace original equipment and aftermarket products.

Sales for the fourth quarter 2005 were somewhat higher than previously anticipated. Full year 2006 sales are now expected to be toward the upper end of the company’s outlook range.

Sales for the quarter, by market channel, continued to be strong, consistent with the company’s experience during the prior quarters of 2005. For the fourth quarter 2005 compared to the fourth quarter 2004, sales changes by market channel were as follows:
•	Large commercial aircraft original equipment sales increased 18 percent, with sales to Airbus increasing by more than 20 percent.

•	Regional, business and general aviation original equipment sales increased 26 percent, led by strong sales growth for aerostructures products.

•	Large commercial and regional, business and general aviation aftermarket sales increased by 15 percent, with continued strong sales of aerostructures products and services.

•	Military and space sales of both original equipment and aftermarket products and services decreased, as anticipated, by less than 1 percent. Strong military and space sales growth in the Electronic Systems segment was offset by a decrease in sales associated with aerostructures products and services.
Income in the quarter was positively affected by the strong sales discussed above. Income was also affected by a number of other items, including those in the table below:

Earnings – Additional Details	Fourth Quarter (Dollars in millions, except EPS)
	2005			2004
	Pre-tax income	After-tax income	Diluted EPS	Pre-tax income	After-tax income	Diluted EPS
Income from Continuing Operations*	N/A	$64.0	$0.51	N/A	$35.6	$0.29
Income from Discontinued Operations	N/A	$5.6	$0.05	N/A	$1.1	$0.01
Net income	N/A	$69.6	$0.56	N/A	$36.7	$0.30

*Included in Income from Continuing Operations:
Aerostructures cumulative catch-up adjustments	($14.6)	($9.5)	($0.08)	($14.1)	($9.2)	($0.08)
Contract termination – Boeing 737NG spoilers	($7.3)	($4.7)	($0.04)	—	—	—
Boeing 717 – early conclusion of production	—	—	—	($6.8)	($4.4)	($0.04)
Restructuring and consolidation charges	($9.4)	($6.1)	($0.05)	($5.0)	($3.3)	($0.03)
Partial settlement with Northrop Grumman	—	—	—	($23.4)	($15.2)	($0.13)
Premiums and costs associated with the early retirement of long term debt	—	—	—	($11.9)	($7.7)	($0.06)

Total of items above	($31.3)	($20.3)	($0.17)	($61.2)	($39.8)	($0.34)

For the fourth quarter 2005, the company reported an effective tax rate of 31.6 percent. During the fourth quarter 2004, the company reported a tax benefit of $1 million, reflecting favorable foreign tax settlements, adjustments related to state income taxes and the finalization of its 2003 federal tax return, offset in part by additional reserves for certain income tax issues.
During the fourth quarter 2005, Goodrich settled claims with several insurers relating to recovery of costs expended in prior years to remediate environmental issues at a former chemical plant, resulting in after tax income from discontinued operations of $7.5 million or $0.06 per diluted share.
Cash flow from operations during the fourth quarter 2005 was $150 million, a decrease of $24 million from the same period in 2004 but significantly higher than our previous outlook. Cash flow from operations in the quarter included a voluntary $100 million contribution to the company’s U.S. pension plans. Cash flow from operations in the fourth quarter 2004 included $89 million from the partial settlement with Northrop Grumman related to the acquisition of TRW Aeronautical Systems and contributions of $78 million to the company’s worldwide pension plans. Working capital, defined as accounts receivable plus inventory minus accounts payable, improved significantly in the fourth quarter 2005, contributing $73 million to cash flow from operations in the quarter. Capital expenditures were $112 million in the fourth quarter 2005 and included $26 million related to our early termination of a synthetic lease agreement that was maturing in January 2006. Capital expenditures in the fourth quarter 2004 were $70 million.

Full year 2005 compared to full year 2004
For the full year 2005, the company reported net income of $264 million, or $2.13 per diluted share, on sales of $5,397 million. During the full year 2004, net income was $172 million, or $1.43 per diluted share, on sales of $4,700 million. Income from continuing operations during 2005 was $244 million, or $1.97 per diluted share, compared to 2004 income from continuing operations of $154 million, or $1.28 per diluted share.
For the full year 2005 compared to the full year 2004, sales changes by market channel were as follows:
•	Large commercial aircraft original equipment sales increased 19 percent, with sales to Airbus increasing by more than 25 percent.

•	Regional, business and general aviation original equipment sales increased by 21 percent, led by strong sales growth for aerostructures products.

•	Large commercial and regional, business and general aviation aftermarket sales increased by 15 percent, with continued strong sales of aerostructures products and services.

•	Military and space sales of both original equipment and aftermarket products and services increased by about 8 percent. Strong military and space sales growth in the Electronic Systems segment was the primary driver in this market channel.
Income for the full year 2005 was positively affected by the sales growth discussed above. Income was also affected by a number of other items, including those in the table below:

	Full Year (Dollars in millions, except EPS)
	2005			2004
Earnings – Additional Details	Pre-tax income	After-tax income	Diluted EPS	Pre-tax income	After-tax income	Diluted EPS
Income from Continuing Operations*	N/A	$243.8	$1.97	N/A	$154.3	$1.28
Income from Discontinued Operations and cumulative impact of accounting change	N/A	$19.8	$0.16	N/A	$17.9	$0.15
Net income	N/A	$263.6	$2.13	N/A	$172.2	$1.43

*Included in Income from Continuing Operations:
Aerostructures cumulative catch-up adjustments	($17.3)	($11.2)	($0.09)	(14.2)	($9.2)	($0.08)
Contract termination – Boeing 737NG spoilers	($7.3)	($4.7)	($0.04)	—	—	—
A380 actuation system – retrofit charge	($15.1)	($9.8)	($0.08)
Boeing 717 – early conclusion of production	—	—	—	($6.8)	($4.4)	($0.04)
Restructuring and consolidation charges	($16.8)	($10.9)	($0.09)	($13.7)	($8.9)	($0.07)
Partial settlement with Northrop Grumman	—	—	—	($23.4)	($15.2)	($0.13)
Premiums and costs associated with the early retirement of long term debt	($11.6)	($7.5)	($0.06)	($15.4)	($10.0)	($0.08)
Notes/accounts receivable write-offs	($3.0)	($2.0)	($0.02)	($7.0)	($4.6)	($0.04)

Total of items above	($71.1)	($46.1)	($0.38)	($80.5)	($52.3)	($0.44)

Cash flow from operations for the full year 2005 was $345 million, compared to $410 million for the full year 2004. Full year 2005 cash flow from operations included contributions of $145 million to the company’s worldwide pension plans, compared to similar contributions of $128 million in 2004. Cash flow from operations in 2004 included $99 million from the partial settlement with Northrop Grumman related to the acquisition of TRW Aeronautical Systems, which did not recur during 2005. Capital expenditures were $216 million for the full year 2005, compared to capital expenditures of $152 million for the full year 2004.
For the full year 2005, cash flow from operations minus capital expenditures was $129 million, including the voluntary contribution of $100 million to the company’s U.S. pension plans in December 2005. Capital expenditures were higher than anticipated due primarily to a $26 million payment related to our early termination of a synthetic lease obligation that was maturing in January 2006.
The cash balance of $251 million at Dec. 31, 2005 increased by $7 million from the balance of $244 million at Sept. 30, 2005, reflecting the strong cash flow during the quarter, partially offset by increased cash outflow for pension contributions and capital expenditures.

Cash Flow Comparison
	Fourth Quarter		Full year
(Dollars in Millions)	2005	2004	2005	2004
Cash Flow from Operations*	$150	$174	$345	$410

Capital Expenditures	($112)	($70)	($216)	($152)

*Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	($6)	($5)	($15)	($28)
Pension contributions — worldwide	($105)	($78)	($145)	($128)
Partial settlement with Northrop Grumman	—	$89	—	$99
2006 Outlook
The company’s market assumptions, which are included in the supplemental data portion of this press release, and outlook ranges for 2006 are unchanged from that provided at its Dec. 12, 2005 investor conference. The company continues to expect that full year 2006 sales will be in the range of $5.6 -$5.7 billion, although sales are now expected to be toward the upper end of that range. The company expects its 2006 diluted earnings per share from continuing operations and net income per diluted share to be in the range of $2.20 — $2.40, reflecting margin expansion associated with the expected sales growth and improved operating efficiencies, partially offset by increased expenses for pension, foreign exchange and stock-based compensation of approximately $0.31 per diluted share. The 2006 outlook for diluted earnings per share represents an increase of between 12 and 22 percent, compared to 2005 diluted earnings per share from continuing operations of $1.97.

As noted at the investor conference, the outlook includes significant increases in costs associated with pension expense, foreign exchange and stock-based compensation. The pension expense assumptions have been updated to reflect actual year-end discount rates (5.64 percent for the U.S. plans), actuarial assumptions and plan asset values (which had asset returns, for the U.S. qualified plans, of 9.9 percent in 2005). Goodrich expects to incur additional pension expense of approximately $19 million pre-tax ($12 million after tax, or $0.10 per diluted share) during 2006, compared to 2005. This expense is higher than that included in our prior outlook by $4 million pre-tax due to the lower discount rate. The assumptions for foreign exchange and stock-based compensation expense are unchanged from those provided at the investor conference, and are included in the supplemental data portion of this press release.
Goodrich expects cash flow from operations, minus capital expenditures, to be in the range of 50 - 75 percent of net income in 2006, reflecting increased cash expenditures for investments in recently awarded programs such as the Boeing 787 Dreamliner and the Airbus A350, capital expenditures to support higher original equipment deliveries at Boeing and Airbus and productivity initiatives that are expected to enhance margins over the long term. The company expects capital expenditures in 2006 to be in the range of $240 — $260 million.
The current sales, net income and cash flow from operations outlook for 2006 does not include resolution of the previously disclosed Rohr and Coltec tax litigation and resolution of the IRS examination cycle for the company’s tax years through 1999, the impact of acquisitions or divestitures or resolution of potential remaining A380 contractual disputes with Northrop Grumman.

The supplemental discussion and tables that follow provide more detailed information about the fourth quarter 2005 segment results and assumptions underlying the 2006 outlook.

Goodrich will hold a conference call on Feb. 2, 2006 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5510.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

Forward-looking Statements
Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 and A380, the Boeing 787 Dreamliner, the EMBRAER 190, and the Lockheed Martin F-35 JSF and F-22 Raptor;

•	the company’s ability to extend its contracts with Boeing relating to the 787 Dreamliner beyond the initial contract period;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the actual amount of future liabilities assumed by the company pursuant to the partial settlement with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the possibility of additional contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc., and the resolution of the IRS examination cycle for the company’s tax years through 1999;

•	the possibility of restructuring and consolidation actions beyond those previously announced by the company;

•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;

•	competitive product and pricing pressures;

•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;

•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-

related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts).
The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
###

Supplemental Data
Segment Review

Total Segment Results	Dollars in millions		Percent Change
	4th Quarter 2005	4th Quarter 2004	4Q05 vs. 4Q04
Sales	$1,398	$1,254	11%
Segment Operating Income	$156.4	$114.5	37%
Margin %	11.2%	9.1%	N/A
Included below is a summary discussion of sales and operating income changes by segment:
Airframe Systems: Airframe Systems segment sales of $472 million in the fourth quarter 2005 increased $48 million, or 11 percent, from $424 million in the fourth quarter 2004. The increase was primarily due to the following:
•	Higher landing gear commercial and military original equipment sales volume, and

•	Higher sales of airframe heavy maintenance services.
Airframe Systems segment operating income of $21 million in the fourth quarter 2005 increased $5 million, or 32 percent, from $16 million in the fourth quarter 2004. The improvement was primarily due to:
•	Higher sales volume as described above, and

•	Non-recurrence of the $9.2 million loss related to the partial settlement with Northrop Grumman on claims related to the Aeronautical Systems acquisition, which was recorded in the fourth quarter 2004.
Partly offsetting these factors were:
•	Higher operating costs, primarily in our aircraft wheels and brakes business and our landing gear business, and

•	Unfavorable foreign currency translation on non-U.S. Dollar denominated net costs in our actuation systems and landing gear businesses.
Engine Systems: Engine Systems segment sales of $576 million in the fourth quarter 2005 increased $59 million, or 11 percent, from $517 million in the fourth quarter 2004. The increase was primarily due to the following:
•	Higher demand for aerostructures original equipment engine products for large and regional commercial aircraft platforms, commercial aircraft spare parts and maintenance, repair and overhaul (MRO) products and services,

•	Higher sales volume of turbine fuel engine components and turbomachinery products for U.S. military and commercial regional aircraft applications and in the power generation market,

•	Higher sales volume of engine control systems for military, regional, and large commercial aircraft applications, and

•	Higher revenues from military customers for aftermarket support from our customer services business.
These factors were partially offset by the impact on sales of unfavorable foreign currency translation on non-U.S. Dollar denominated net costs in our engine controls business.
Engine Systems segment operating income of $96 million in the fourth quarter 2005 increased $40 million, or 72 percent, from $56 million in the fourth quarter 2004. Segment operating income was higher due primarily to:
•	Higher sales volume as described above,

•	Non-recurrence of the $10.6 million loss associated with the partial settlement with Northrop Grumman on claims related to the Aeronautical Systems acquisition, which was recorded in the fourth quarter 2004,

•	Non-recurrence of the $6.8 million charge related to the early conclusion of production of the Boeing 717 aircraft, and

•	Improved margins due to higher aftermarket sales, primarily for aerostructures products.
The increase in Engine Systems segment operating income was partially offset by:
•	A charge of $7.3 million related to the termination of the contract for the Boeing 737NG spoiler program, and

•	Charges associated with two small restructuring programs in the customer services and engine controls businesses, totaling $3.7 million higher than the fourth quarter 2004.
Electronic Systems: Electronic Systems segment sales of $349 million in the fourth quarter 2005 increased $36 million, or 11 percent, from $313 million in the fourth quarter 2004. The increase was primarily due to the following:
•	Higher sales volume of military original equipment products in our optical and space systems, fuel and utility systems and power systems businesses,

•	Higher sales volume of products not directly related to commercial airplanes or military markets in our aircraft interior products, fuel and utility systems, optical and space systems and sensors systems businesses,

•	Higher sales volume of commercial aftermarket products and services in the aircraft interior products, fuel and utility systems, and sensors businesses, and

•	Higher sales volume of regional and business jet aircraft original equipment products in the de-icing and specialty systems business.

Electronic Systems segment operating income of $39 million in the fourth quarter 2005 decreased $4 million, or 9 percent, from $43 million in the fourth quarter 2004. The increased sales volume described above favorably affected segment operating income. The increase in volume-related segment operating income was offset by:
•	Unfavorable sales mix shift from aftermarket towards original equipment sales in military and other non-commercial airplane markets,

•	An environmental reserve for future remediation activities, and

•	Higher restructuring expense in our lighting systems business.
2006 Outlook – Market Channel Assumptions and Pension, Foreign Exchange and Stock Based Compensation Expense Detail
Goodrich’s 2006 outlook is based on the following market assumptions. The assumptions are unchanged from the assumptions discussed at Goodrich’s Dec. 12, 2005 investor conference.
•	Goodrich expects deliveries of Airbus and Boeing large commercial aircraft to increase by more than 20 percent in 2006, and by a somewhat lesser amount in 2007. Goodrich sales of commercial aircraft original equipment are projected to increase by 10 – 15 percent in 2006. This expected growth rate is lower than the growth rate in aircraft deliveries because many Goodrich products are delivered well in advance of manufacturers’ deliveries to their customers, causing sales to occur in 2005 for planes to be delivered well into 2006.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to continue to grow at about 5 percent in 2006, compared to 2005. Goodrich sales to airlines and package carriers for large commercial and regional aircraft aftermarket parts and services are expected to grow at a slightly faster rate of approximately 6 – 7 percent in 2006, compared to 2005.

•	Total regional and business aircraft production is expected to be flat or slightly down in 2006, compared to 2005, as deliveries of business jets are expected to increase, partially offsetting the expected decrease in regional aircraft deliveries. Deliveries to Embraer in support of its EMBRAER 190 aircraft, which includes significant Goodrich content, are expected to enable Goodrich to increase its original equipment sales in this market channel for the full year 2006 by approximately 5 percent, compared to 2005.

•	Military sales (original equipment and aftermarket) are expected to be relatively flat to slightly down in 2006, compared to 2005. Sales for the C-5 Reliability Enhancement and Re-engining Program are expected to temporarily decrease in 2006, and sales of military aftermarket products are also expected to decline in the customer services business.

These decreases are expected to be largely offset by strong growth in the sales of military and space products in the company’s optical and space systems business.
As also noted at Goodrich’s Dec. 12, 2005 investor conference, the 2006 outlook includes significant increases in costs associated with pension expense, foreign exchange and stock-based compensation. The pension expense assumptions have been revised to reflect actual year-end discount rates, actuarial assumptions and asset values. The other assumptions are unchanged. These items are more fully discussed below:
•	Pension expense – Goodrich set the discount rate, actuarial assumptions and expected long-term rate of return for 2006 on Jan. 1, 2006. Based on actuarial assumptions and interest rates and asset values as of Jan. 1, 2006, Goodrich expects to incur additional pension expense of approximately $19 million pre-tax ($12 million after tax, or $0.10 per diluted share) during 2006, compared to 2005. This expectation is based on a discount rate assumption of 5.64 percent for the U.S. plans, and includes the benefit of the company’s voluntary contributions to its U.S. plans during 2005.

•	Foreign exchange – Goodrich is currently about 90 percent hedged for its expected 2006 foreign exchange exposure. Based on these hedges and current market conditions, it is expected that foreign currency translation related to sales and expenses denominated in currencies other than the US dollar will have an unfavorable impact of approximately $27 million pre-tax ($18 million after-tax, or $0.14 per diluted share) during 2006, compared to 2005, as gains from hedges maturing in 2006 will be less than gains realized in 2005.

•	Stock-based compensation – The company implemented FAS 123, prospectively, and a new stock option and restricted stock unit program on January 1, 2004. The cost of each annual restricted stock unit grant is amortized over a five-year vesting period. Consequently, expense increases year-over-year as each new restricted stock unit grant is added. Also, under the provisions of FAS 123(R), beginning in 2006 Goodrich will recognize the value of stock options and restricted stock units granted to all employees who are, or who become, eligible for retirement on an accelerated basis. In total, these items are expected to result in an increase in stock based compensation expense of approximately $14 million pre-tax ($9 million after-tax, or $0.07 per diluted share) during 2006, compared to 2005.

PRELIMINARY
GOODRICH CORPORATION
STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2005	2004	2005	2004
Sales	$1,397.8	$1,254.4	$5,396.5	$4,700.4
Operating costs and expenses:
Cost of sales	1,033.4	957.8	3,963.5	3,501.5
Selling and administrative costs	232.7	208.6	899.7	801.7

	1,266.1	1,166.4	4,863.2	4,303.2

Operating Income	131.7	88.0	533.3	397.2
Interest expense	(31.7)	(34.4)	(130.9)	(143.2)
Interest income	2.0	1.1	5.1	3.4
Other income (expense) — net	(8.4)	(20.1)	(44.4)	(60.7)

Income from continuing operations before income taxes	93.6	34.6	363.1	196.7
Income tax expense	(29.6)	1.0	(119.3)	(42.4)

Income From Continuing Operations	64.0	35.6	243.8	154.3
Income from discontinued operations	5.6	1.1	19.8	1.7
Cumulative effect of change in accounting	—	—	—	16.2

Net Income	$69.6	$36.7	$263.6	$172.2

Basic Earnings per Share:
Continuing operations	$0.52	$0.30	$2.01	$1.30
Discontinued operations	0.05	0.01	0.16	0.02
Cumulative effect of change in accounting	—	—	—	0.13

Net Income	$0.57	$0.31	$2.17	$1.45

Diluted Earnings per Share:
Continuing operations	$0.51	$0.29	$1.97	$1.28
Discontinued operations	0.05	0.01	0.16	0.02
Cumulative effect of change in accounting	—	—	—	0.13

Net Income	$0.56	$0.30	$2.13	$1.43

Dividends declared per common share	$0.20	$0.20	$0.80	$0.80

Weighted — Average Number of Shares Outstanding (in millions)
Basic	123.0	118.9	121.5	118.6

Diluted	125.2	120.5	124.0	120.3

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2005	2004	2005	2004
Sales:
Airframe Systems	$472.3	$423.8	$1,854.2	$1,629.7
Engine Systems	576.4	517.4	2,237.6	1,939.6
Electronic Systems	349.1	313.2	1,304.7	1,131.1

Total Sales	$1,397.8	$1,254.4	$5,396.5	$4,700.4

Operating Income:
Airframe Systems	$21.3	$16.1	$76.0	$90.1
Engine Systems	96.4	55.9	399.8	264.9
Electronic Systems	38.7	42.5	145.9	135.2

Total Segment Operating Income	156.4	114.5	621.7	490.2

Corporate General and Administrative Costs	(24.7)	(26.5)	(88.4)	(93.0)

Total Operating Income	$131.7	$88.0	$533.3	$397.2

Segment Operating Income as a Percent of Sales:
Airframe Systems	4.5%	3.8%	4.1%	5.5%
Engine Systems	16.7%	10.8%	17.9%	13.7%
Electronic Systems	11.1%	13.6%	11.2%	12.0%

Total Segment Operating Income as a Percent of Sales	11.2%	9.1%	11.5%	10.4%

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	December 31,	December 31,
	2005	2004
Current Assets
Cash and cash equivalents	$251.3	$297.9
Accounts and notes receivable — net	710.2	649.3
Inventories — net	1,308.4	1,163.5
Deferred income taxes	127.9	118.9
Prepaid expenses and other assets	55.2	118.8
Assets from discontinued operations	—	17.8

Total Current Assets	2,453.0	2,366.2

Property, plant and equipment — net	1,194.3	1,164.1
Prepaid pension	337.8	275.5
Goodwill	1,318.4	1,258.5
Identifiable intangible assets — net	462.3	507.0
Deferred income taxes	39.9	44.7
Other assets	673.0	601.5

Total Assets	$6,478.7	$6,217.5

Current Liabilities
Short-term debt	$22.3	$1.0
Accounts payable	534.1	509.5
Accrued expenses	772.3	731.9
Income taxes payable	284.4	294.4
Deferred income taxes	6.0	22.0
Current maturities of long-term debt and capital lease obligations	1.7	2.4
Liabilities from discontinued operations	—	4.0

Total Current Liabilities	1,620.8	1,565.2

Long-term debt and capital lease obligations	1,742.1	1,899.4
Pension obligations	844.2	761.7
Postretirement benefits other than pensions	300.0	302.7
Deferred income taxes	66.8	33.7
Other non-current liabilities	431.8	311.9
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 136,727,436 shares at December 31, 2005 and 132,709,310 shares at December 31, 2004 (excluding 14,000,000 shares held by a wholly owned subsidiary)	683.6	663.5
Additional paid-in capital	1,203.3	1,077.9
Income retained in the business	285.6	119.5
Accumulated other comprehensive income (loss)	(283.0)	(103.7)
Common stock held in treasury, at cost (13,621,128 shares at December 31, 2005 and 13,566,071 shares at December 31, 2004)	(416.5)	(414.3)

Total Shareholders’ Equity	1,473.0	1,342.9

Total Liabilities And Shareholders’ Equity	$6,478.7	$6,217.5

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating Activities
Net income	$69.6	$36.7	$263.6	$172.2
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Net income from discontinued operations	(5.6)	(1.1)	(19.8)	(1.7)
Cumulative effect of change in accounting	—	—	—	(16.2)
Restructuring and consolidation:
Expenses	9.4	4.8	16.8	13.3
Payments	(5.5)	(5.0)	(15.0)	(27.6)
Asset impairments	—	0.2	—	7.4
Depreciation and amortization	55.9	57.4	225.8	221.5
Stock-based compensation expense	5.4	4.2	21.5	18.0
Loss on extinguishment of debt	—	12.0	9.6	15.1
Deferred income taxes	92.0	63.0	57.2	32.0
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	55.8	90.6	(109.3)	16.0
Change in receivables sold, net	6.0	(25.0)	24.8	(25.0)
Inventories	(16.2)	(60.7)	(163.2)	(167.3)
Other current assets	3.7	(22.8)	58.6	(24.9)
Accounts payable	27.3	67.6	42.2	80.9
Accrued expenses	34.5	(22.5)	54.4	87.3
Income taxes payable	(68.3)	(48.4)	10.6	(7.4)
Tax benefit on non-qualified options	0.5	0.6	14.8	3.5
Other non-current assets and liabilities	(114.9)	22.2	(147.7)	13.2

Net Cash Provided By Operating Activities	149.6	173.8	344.9	410.3

Investing Activities
Purchases of property, plant and equipment	(112.1)	(69.6)	(215.5)	(151.8)
Proceeds from sale of property, plant and equipment	0.1	1.7	10.5	11.4
Payments made in connection with acquisitions, net of cash acquired	(57.7)	—	(67.0)	(0.5)

Net Cash Used By Investing Activities	(169.7)	(67.9)	(272.0)	(140.9)

Financing Activities
Increase (decrease) in short-term debt, net	22.3	—	21.3	(2.8)
Proceeds from issuance of long-term debt	34.9	—	34.9	—
Repayment of long-term debt and capital lease obligations	(0.7)	(138.7)	(192.5)	(287.9)
Proceeds from issuance of common stock	6.5	4.5	107.7	27.5
Purchases of treasury stock	(0.1)	—	(1.2)	(0.2)
Dividends	(25.1)	(23.8)	(97.3)	(94.7)
Distributions to minority interest holders	(9.6)	—	(12.0)	—

Net Cash Provided (Used) By Financing Activities	28.2	(158.0)	(139.1)	(358.1)

Discontinued Operations
Net cash provided (used) by discontinued operations	(1.4)	1.9	24.6	5.1
Effect of exchange rate changes on cash and cash equivalents	0.6	2.6	(5.0)	3.1

Net decrease in cash and cash equivalents	7.3	(47.6)	(46.6)	(80.5)
Cash and cash equivalents at beginning of period	244.0	345.5	297.9	378.4

Cash and cash equivalents at end of period	$251.3	$297.9	$251.3	$297.9

Prior amounts may have been reclassified to conform to the current presentation.

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2005	2004	2005	2004
Preliminary Income Statement Data:

Net Interest Expense	$(29.7)	$(33.3)	$(125.8)	$(139.8)

Other Income (Expense), Net:	$(8.4)	$(20.1)	$(44.4)	$(60.7)

- Divested Business Retiree Health Care	(4.3)	(4.7)	(16.9)	(18.9)
- Loss on Extinguishment of Debt	—	(11.9)	(11.6)	(15.4)
- Minority interest and equity in affiliated companies	(4.7)	(1.8)	(11.5)	(9.1)
- Income (Expense) related to divested businesses	0.4	(2.9)	(3.4)	(11.7)
- Impairment of a Note Receivable	—	—	—	(7.0)
- Other Income (Expense)	0.2	1.2	(1.0)	1.4

Preliminary Cash Flow Data:
Dividends	$(25.1)	$(23.8)	$(97.3)	$(94.7)

Depreciation and Amortization	$55.9	$57.4	$225.8	$221.5

- Depreciation	38.9	42.2	158.7	162.3
- Amortization	17.0	15.2	67.1	59.2

	December 31,
	2005	2004
Preliminary Balance Sheet Data:

Inventory
Preproduction and Excess-Over-Average Inventory	$275.5	$239.8
Short-term Debt	$22.3	$1.0
Current Maturities of Long-term Debt and Capital Lease Obligations	1.7	2.4
Long-term Debt and Capital Lease Obligations	1,742.1	1,899.4

Total Debt[1]	$1,766.1	$1,902.8
Cash and Cash Equivalents	251.3	297.9

Net Debt[1]	$1,514.8	$1,604.9

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.